Exhibit 10.3
EMPLOYMENT AGREEMENT
     This Employment Agreement (“Agreement”), dated as of                     , 2010 (the “Effective Date”), is entered into by and between Federal Signal Corporation, a Delaware corporation and any of its parents, subsidiaries and affiliates as may employ Employee from time to time (“Employer”) and Manfred Rietsch.(“Employee”).
W I T N E S S E T H:
     WHEREAS, Employer desires to employ Employee, and Employee desires to enter the employment of Employer on the terms and subject to the conditions set forth in this Agreement;
     NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Employer and Employee agree as follows:
ARTICLE 1: EMPLOYMENT AND DUTIES:
     1.1 Employer agrees to employ Employee, and Employee agrees to be employed by Employer, beginning as of the Effective Date and continuing through the second anniversary of the Effective Date (the “Term”) subject to the terms and conditions of this Agreement.
     1.2 Beginning as of the Effective Date, Employee shall be employed by Employer performing substantially the same duties and responsibilities that he performed as Chief Executive Officer of VESystems under such title as may be determined by Employer in its sole discretion (hereinafter the “Position”). Employee shall report to a corporate officer or manager designated by the Chief Executive Officer of Employer (the “CEO”) and shall have such duties and authority commensurate with his skills and experience as shall be determined from time to time by Employer that are: (i) agreed to in writing by Employee; or (ii) reasonably compatible with the duties and authority of persons serving in a similar employment position with similar employers. Employee agrees to serve in the assigned position or in such other capacities commensurate with his skills and experience as may be reasonably requested from time to time by Employer, as long as such other capacities are: (i) agreed to in writing by Employee; or (ii) not substantially different from the originally assigned position. Employee agrees to perform diligently and to the reasonable best of Employee’s abilities, and in a trustworthy, businesslike and efficient manner, the duties and services pertaining to the Position as reasonably determined by Employer, as well as such additional or different duties and services appropriate to such positions.
     1.3 Employee shall at all times comply with and be subject to such policies and procedures not inconsistent with this Agreement as Employer may establish from time to time, including, without limitation, Employer’s Company Policy for Business Conduct (the “Code of Business Conduct”).
     1.4 Employee shall, during the period of Employee’s employment by Employer, devote Employee’s full business time and energy to the performance of Employee’s duties hereunder and to the business and affairs of Employer. During the period of Employee’s employment, Employee may not engage, directly or indirectly, in any other business, profession, investment, or activity for compensation or otherwise that in the good faith business determination of the CEO would materially interfere with Employee’s performance of Employee’s duties hereunder, is materially contrary to the interest of Employer or any of its parents, subsidiaries, divisions or other affiliates (including but not limited to VESystems Corporation and VESystems, LLC) (each an “Employer Entity”, or collectively, the “Employer Entities”), or requires any significant portion of Employee’s business time. The foregoing notwithstanding, the parties recognize and agree that Employee may engage in passive personal investments and other business activities that do not materially conflict with the business and affairs of the Employer Entities or materially interfere with Employee’s performance of his duties hereunder. Employee may not serve on the board of directors of any entity other than an Employer Entity and charitable nonprofit organizations during the Term without prior approval therefor from the CEO or the CEO’s designee, which approval shall not be unreasonably withheld. Employee shall be permitted to retain any compensation received for approved service, including approved service on any unaffiliated corporation’s board of directors.
     1.5 Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of Employer and the other Employer Entities and to do no act which would, directly or indirectly, injure Employer Entities’ business, interests, or reputation. It is agreed that any direct interest in, connection with, or benefit from activities, particularly commercial activities, which interest might materially adversely affect Employer, or any other known Employer Entity, involves a possible conflict of interest. In keeping with Employee’s fiduciary duties to Employer, Employee agrees that Employee shall not become involved in a conflict of interest with Employer or any other Employer Entity, or upon discovery thereof, allow such a conflict to continue without obtaining a waiver of such conflicts from Employer. Moreover, Employee shall not engage in any activity that might reasonably involve a possible conflict of interest without first obtaining approval in accordance with the Code of Conduct. . Nothing contained in this Agreement shall be construed to preclude the transfer of Employee’s employment to another Employer Entity (“Subsequent Employer”) as of, or at any time after, the Effective Date and no such transfer shall be deemed to be a termination of employment for purposes of Article 3 hereof unless it involves a substantial elimination of responsibilities or benefits; provided, however, that, effective with such transfer, all of Employer’s obligations hereunder shall be assumed by and be binding upon, and all of Employer’s rights hereunder shall be assigned to, such Subsequent Employer and the defined term “Employer” as used herein shall thereafter be deemed amended to mean such Subsequent Employer. Except as otherwise provided above, all of the terms and conditions of this Agreement, including without limitation, Employee’s rights and obligations, shall remain in full force and effect following such transfer of employment, subject to the terms and conditions of Article 3.
     1.6 Employee hereby represents, warrants and agrees that (i) Employee has the full power to enter into this Agreement and perform the services required of Employee as an employee of Employer; (ii) in the course of performing services as an employee of Employer, Employee will not knowingly violate the terms or conditions of any known agreement between Employee and any third party or knowingly, infringe or wrongfully appropriate, any patents, copyrights, trade secrets or other intellectual property rights of any person or entity anywhere in the world; (iii) Employee has not and will not disclose or use during his employment by Employer any confidential information that Employee acquired as a result of any previous employment or consulting arrangement that is subject to an obligation of confidentiality; and (iv) Employee has disclosed to Employer in writing (see Exhibit A) any and all continuing business obligations to others that require Employee not to disclose any information to Employer.
ARTICLE 2: COMPENSATION AND BENEFITS:
     2.1 Employee’s base salary beginning upon the Effective Date of employment shall be $218,000.00 per annum, based on a calendar year (the “Base Salary”), which shall be paid in accordance with Employer’s standard payroll practice.
     2.2 Employee shall be eligible to participate in Employer’s Short Term Incentive Bonus program, pursuant to the terms and conditions of that program as implemented in the Employer’s sole discretion.
     2.3 Employer shall pay or reimburse Employee for all actual, reasonable and customary expenses incurred by Employee in the course of his employment; provided that such expenses are incurred and accounted for in accordance with Employer’s applicable policies and procedures.
     2.4 While employed by Employer, Employee shall be allowed to participate, on the same basis generally as other employees of Employer, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the Effective Date or thereafter are made available by Employer to all or substantially all of Employer’s similarly situated employees. Such benefits, plans, and programs shall include, without limitation, medical, health, and dental care, life insurance, disability protection, qualified and non-qualified retirement plans and stock option plans. Except as specifically provided in this Agreement, nothing in this Agreement is to be construed or interpreted to increase or alter in any way the rights, participation, coverage, or benefits under such benefit plans or programs that are provided to similarly situated employees pursuant to the terms and conditions of such benefit plans and programs.
     2.5 Notwithstanding anything to the contrary in this Agreement, it is specifically understood and agreed that Employer shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any incentive, deferred compensation, employee benefit or stock or stock option program or plan, so long as such actions are prospective and not retroactive and are similarly applicable to covered employees generally.
     2.6 Employer shall withhold from any compensation, benefits or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.
     2.7 Employee is entitled to four (4) weeks paid vacation per year (prorated for partial years), to be taken at times mutually acceptable to Employee and Employer, and to such paid holidays as are observed by Employer from time to time. Vacation benefits will be administered according to Employer’s applicable practices and procedures, and subject to applicable law.

ARTICLE 3: TERMINATION OF EMPLOYMENT AND EFFECTS OF SUCH TERMINATION:
     3.1 After the conclusion of the Term, Employee’s employment with Employer shall continue on an at-will basis; terminable by either party, for any reason, with two weeks’ notice, or payment in lieu thereof, unless a different period of time is agreed upon in writing by the parties.
     3.2 Employer may terminate this Agreement before the end of the Term for Cause, or due to Employee’s death or Disability. Employee may terminate this Agreement before the end of the Term for Good Reason.
     3.3 “Cause” shall mean the occurrence of any one or more of the following:
(a)	The Employee’s failure to substantially perform his duties with the Employer after written notice of such failure and a reasonable opportunity to cure following written notice; or

(b)	The Employee’s conviction of a felony; or

(c)
The Employee’s willful engaging in conduct that is demonstrably and materially injurious to the Employer, monetarily or otherwise. However, no act or failure to act on the Employee’s part shall be deemed “willful” unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that the action or omission was in the best interests of the Employer; or

(d)	The Employee’s material breach of Employer policies, including but not limited to the Code of Business Conduct.
     3.4 “Disability” shall have the meaning ascribed to such term in the Employer’s governing long-term disability plan, or if no such plan exists, shall mean entitled to receive Social Security disability benefits.
     3.5 “Good Reason” means, without the Employee’s express written consent, the occurrence of any one (1) or more of the following , which results in a material negative change in the Employee’s employment relationship with the Employer:
(a)
The assignment of the Employee to duties materially inconsistent with the Employee’s authorities, duties, responsibilities, and status (including offices, titles, and reporting requirements) as [insert title of Employee] of the Employer, or a material reduction or alteration in the nature or status of the Employee’s authorities, duties, or responsibilities from those in effect as of the date of this Agreement, other than an insubstantial and inadvertent act that is remedied by the Employer promptly after receipt of notice thereof given by the Employee;

(b)
The Employer’s requiring the Employee to be based at a location in excess of fifty (50) miles from the location of the Employee’s principal job location or office as of the date of this Agreement without Employee’s consent; except for required travel on the Employer’s business to an extent substantially consistent with the Employee’s then present business travel obligations;

(c)	A reduction by the Employer of the Employee’s compensation under this Agreement or as the same shall be increased from time to time;

(d)
The failure of the Employer to continue in effect any of the Employer’s short- and long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or other compensation arrangements in which the Employee participates unless such failure to continue the plan, policy, practice, or arrangement pertains to all plan participants generally; or the failure by the Employer to continue the Employee’s participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of the Employee’s participation relative to other participants, as of the date of this Agreement;

(e)	The failure of the Employer to obtain a satisfactory agreement from any successor to the Employer to assume and agree to perform the Employer’s obligations under this Agreement; and

(f)
A material breach of this Agreement by the Employer which is not remedied by the Employer within thirty (30) business days of receipt of written notice of such breach delivered by the Employee to the Employer.

     Unless the Employee becomes Disabled, the Employee’s right to terminate employment for Good Reason shall not be affected by the Employee’s incapacity due to physical or mental illness. The Employee must notify the Employer within ninety (90) days of the existence of the Good Reason condition, and the Employer shall have thirty (30) days to remedy the conditions.
     3.6 If Employer terminates this Agreement or the employment hereunder prior to the end of the Term without Cause or for reason other than death or Disability, or Employee terminates this Agreement or the employment hereunder for Good Reason, Employee shall be eligible to receive those benefits set forth in Employer’s Executive General Severance Plan in effect at the time of such termination, subject to the terms and conditions of that plan, as administered by the Employer in its sole discretion.
     3.7 Employee agrees that all disputes relating to Employee’s employment or termination of employment shall be resolved as provided in Section 6.6 hereof. Nothing contained in this Article 3 shall be construed to be a waiver by Employee of any benefits accrued for or due Employee under any employee benefit plan (as such term is defined in Employee Retirement Income Security Act of 1974, as amended) maintained by Employer.

     3.8 Termination of the employment relationship does not terminate those obligations imposed by this Agreement, including, without limitation, Employee’s obligations under Article 4 and Article 5, which are continuing obligations for the duration of the Term, or as agreed to in Article 4 and Article 5.
     3.9 The payment of any monies to Employee under this Agreement after the date of termination of employment does not constitute an offer or a continuation of employment of Employee. In no event, shall Employee represent or hold himself out to be an employee of Employer after the date of termination of employment with Employer. Except where Employer is lawfully required to withhold any federal, state, or local taxes, Employee shall be responsible for any and all federal, state, or local taxes that arise out of any payments to Employee hereunder.
     3.10 During any period during which the Base Salary is being paid to Employee under this Agreement after the date of termination, Employee shall provide to Employer reasonable levels of assistance to Employer in answering questions concerning the business of Employer, transition of responsibility, or litigation, provided that all out of pocket expenses of Employee reasonably incurred, or to be incurred, in connection with such assistance is fully and promptly advanced or reimbursed (at the option of Employee) by Employer.
ARTICLE 4: OWNERSHIP AND PROTECTION OF INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION:
     4.1 All information, ideas, concepts, improvements, innovations, developments, methods, processes, designs, analyses, drawings, reports, discoveries, and inventions, whether patentable or not or reduced to practice, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, which reasonably relate to the business, products or services of Employer or the other Employer Entities (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, marks, and any copyrightable work, trade mark, trade secret or other intellectual property rights (whether or not composing confidential information)), and all writings or materials of any type embodying any of such items shall constitute “Work Product.” All Work Product conceived, made, developed or acquired during Employee’s employment by Employer or any of the other Employer Entities, both before and after the date hereof (whether during business hours or otherwise and whether on Employer’s premises or utilizing Employer’s equipment, supplies, facilities or trade secrets, or otherwise) (“Employer Work Product”) shall be the sole and exclusive property of Employer or other Employer Entity, as the case may be, and shall be treated as “work for hire.” Employee has attached hereto as Exhibit A, a list describing all Work Product conceived, made, developed or acquired prior to Employee’s employment by Employer or any of the other Employer Entities that may reasonably relate to the business, products or services of Employer or the other Employer Entities. If no such list is attached, Employee represents and warrants that there is no such Work Product.

     4.2 Employee shall promptly and fully disclose all Employer Work Product to Employer and shall cooperate and perform all actions reasonably requested by Employer (whether during or after the Term of employment) to establish, confirm and protect Employer’s right, title and interest in such Employer Work Product. Without limiting the generality of the foregoing, Employee agrees to reasonably assist Employer, at Employer’s expense, to secure Employer’s rights in the Employer Work Product in any and all countries, including the execution by Employee of all applications and all other instruments and documents which Employer shall deem necessary in order to apply for and obtain rights in such Employer Work Product and in order to assign and convey to Employer the sole and exclusive right, title and interest in and to such Employer Work Product. If Employer is unable because of Employee’s mental or physical incapacity or for any other reason (including Employee’s refusal to do so after request therefor is made by Employer) to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Employer Work Product belonging to or assigned to Employer pursuant to Section 4.1 above, then Employee by this Agreement irrevocably designates and appoints Employer and its duly authorized officers and agents as Employee’s agent and attorney-in-fact to act for and in Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyright registrations thereon with the same legal force and effect as if executed by Employee, but for no other purpose, however Employee will not be required to incur any costs associated with such efforts. Employee agrees not to apply for or pursue any application for any United States or foreign patents or copyright registrations covering any Employer Work Product other than pursuant to this Section in circumstances where such patents or copyright registrations are or have been or are required to be assigned to Employer.
     Employer and Employee acknowledge that the provisions of this Agreement requiring assignment of Employer Work Product to Employer do not apply to any Work Product which qualifies fully under the provisions of Section 2870 of the California Labor Code and that such provisions of this Agreement do apply to any Employer Work Product that does not qualify under the provisions of Section 2870 of the California Labor Code. This obligation to assign Work Product does not apply to an invention that Employee developed entirely on his or her own time without using Employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to Employer’s business, or actual or demonstrably anticipated research or development of Employer; or (2) result from any work performed by Employee for Employer.
     4.3 Employee acknowledges that the businesses of Employer and the other Employer Entities are highly competitive and that their strategies, business plans methods, books, records, and documents, their technical and proprietary information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, their know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, the names of and other information (such as credit and financial data) concerning their customers, vendors, licensors, employees and business affiliates, and all Employer Work Product, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which Employer or the other Employer Entities use in their business to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to Employer and the other Employer Entities in maintaining their competitive position. Employee acknowledges that by reason of Employee’s duties to and association with Employer and the other Employer Entities, Employee has had and will have access to and has and will become informed of such confidential business information which is a competitive asset of Employer and the other Employer Entities. Employee hereby agrees that Employee will not, at any time during or for a period of two years after his or her employment by Employer, make any unauthorized disclosure of any such confidential business information or make any unauthorized disclosure of any trade secrets of Employer or the other Employer Entities, or make any use thereof, except in the carrying out of his or her employment responsibilities hereunder. Employee shall take all reasonably necessary steps to safeguard such confidential business information and protect it against disclosure, misappropriation, misuse, loss and theft. Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder). The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which Employee’s legal rights and obligations as an employee or under this Agreement are at issue; provided, however, that Employee shall, to the extent practicable and lawful in any such events, give prior notice to Employer of his or her intent to disclose any such confidential business information in such context so as to allow Employer or other Employer Entity an opportunity (which Employee will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate by Employer.
     4.4 All written materials, records, and other documents made by, or coming into the possession of, Employee during the period of Employee’s employment by Employer which contain or disclose confidential business information or trade secrets of Employer or the other Employer Entities, or which relate to Employer Work Product described in Section 4.1 above (collectively, “Confidential Documents”), shall be and remain the property of Employer, or the other Employer Entities, as the case may be. Upon termination of Employee’s employment by Employer, for any reason, Employee promptly shall deliver the Confidential Documents, and all copies thereof, to Employer, as well as any and all other computer programs (including without limitation source and object code versions), devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, flow charts, blue prints, sketches, materials, equipment, other documents or property, or reproductions of any of the aforementioned items belonging to any of Employer, the other Employer Entities, and their respective successors and assigns.
ARTICLE 5: CERTAIN COVENANTS:
     5.1 In consideration of the compensation to be paid to Employee under this Agreement, Employee acknowledges that in the course of Employee’s employment with Employer and the other Employer Entities, Employee has prior to the Effective Date, and will during the Term of employment, become familiar with Employer’s and the other Employer Entities’ trade secrets, business plans and business strategies and with other confidential business information concerning

Employer and the other Employer Entities, including without limitation all Employer Work Product, and that Employee’s services have been and shall be of special, unique and extraordinary value to Employer and the other Employer Entities. Employee also acknowledges that in the course of his employment he will have access to Employer’s relationships and goodwill with its customers, distributors, suppliers and employees. Employee agrees that, during the twelve (12) month period immediately following the earlier of termination of employment or the Term, Employee will promptly advise Employer, in writing, before entering into any employment or advisory relationship with any person or entity other than Employer or any other Employer Entities.
     5.2 During the period of Employee’s employment by any of the Employer Entities and the two year period after Employee’s employment by any of the Employer Entities terminates, Employee will not knowingly solicit or induce any person who is or was employed by any of the Employer Entities for the two-year period preceding Employee’s termination (a) to interfere with the activities or businesses of any Employer Entity or (b) to discontinue his or her employment with any of the Employer Entities.
     5.3 During the period of Employee’s employment by any of the Employer Entities and the two year period after Employee’s employment by any of the Employer Entities terminates, Employee will not knowingly, directly or indirectly, influence or attempt to influence any customers, distributors, vendors, licensors or suppliers of any of the Employer Entities with whom Employee had contact during his employment to divert their business to any competitor of any Employer Entity or in any way interfere with the relationship between any such customer, distributor, vendor, licensor or supplier and any Employer Entity.
     5.4 Employee understands that the provisions of Sections 5.1, 5.2 and 5.3 hereof may limit his ability to earn a livelihood in a business similar to the business in which he is currently involved, but as a member of the management group of Employer he nevertheless agrees and hereby acknowledges that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Employer Entities; (ii) such provisions contain reasonable limitations as to time, scope of activity, and geographical area to be restrained; and (iii) the consideration provided hereunder, including without limitation, any amounts or benefits provided under Article 3 hereof, is sufficient to compensate Employee for the restrictions contained in Section 5.1, 5.2 and 5.3 hereof. In consideration of the foregoing and in light of Employee’s education, skills and abilities, Employee agrees that he will not assert that, and it should not be considered that, any provisions of Section 5.1, 5.2 or 5.3 otherwise are void, voidable or unenforceable or should be voided or held unenforceable.
     5.5 If, at the time of enforcement of Articles 4 or 5 of this Agreement, a court shall hold that the duration, scope, or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Employee acknowledges that Employee has access to Employer’s confidential business information and his services are unique to the Employer

Entities. Employee therefore agrees that the remedy at law for any breach by him of any of the covenants and agreements set forth in Articles 4 and 5 will be inadequate and that in the event of any such breach, Employer may, in addition to the other remedies which may be available to it at law, apply to any court of competent jurisdiction to obtain specific performance and/or injunctive relief prohibiting the breach of such covenants and agreements and to enforce, or prevent any violations of, the provisions of this Agreement. In addition, in the event of an alleged breach or violation by Employee of this Article 5, the applicable duration of restraint set forth in this Article shall be tolled until such breach or violation has been cured.
     5.6 Each of the covenants of this Article 5 are given by Employee as part of the consideration for this Agreement and as an inducement to Employer to enter into this Agreement and accept the obligations hereunder.
ARTICLE 6: MISCELLANEOUS:
     6.1 For purposes of this Agreement, the terms “affiliate” or “affiliated” means an entity or entities in which Employer has a greater than 50% or more direct or indirect equity interest or entity or entities that have a greater than 50% or more direct or indirect equity interest in Employer.
     6.2 For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when received by or tendered to Employee, Employer, as applicable, by pre-paid courier or by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employer :	Federal Signal Corporation
1415 W. 22nd Street
Suite 1100
Oak Brook IL 60523
Attn: Jennifer L. Sherman, General Counsel
Facsimile: (866) 229-4459

with a copy to :	Bartlit Beck Herman Palenchar & Scott LLP
1899 Wynkoop Street, Suite 800
Denver, Colorado 80202
Attn: James L. Palenchar
Facsimile: (303) 592-3140

If to Employee:	To his last known personal residence
     6.3 Except to the extent governed by the laws of other States, this Agreement shall be governed by and construed and enforced, in all respects in accordance with; the law of the State of Illinois, without regard to principles of conflicts of law, unless preempted by federal law, in which case federal law shall govern; provided, however, that the rules of the American Arbitration Association shall govern in all respects with regard to the resolution of disputes hereunder.
     6.4 No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     6.5 It is a desire and intent of the Employer and Employee that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner consistent with the intent of this Agreement so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.
     6.6 It is the mutual intention of the parties to have any dispute concerning this Agreement resolved out of court. Accordingly, the parties agree that any such dispute shall, as the sole and exclusive remedy, be submitted for resolution pursuant to binding arbitration to be held in Chicago, Illinois, in accordance with the employment arbitration rules (except as modified below) of the American Arbitration Association and with the Expedited Procedures thereof (collectively, the “Rules”); provided, however, that Employee or Employer, on its own behalf and on behalf of any of the other Employer Entities, shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any breach or the continuation of any breach of the provisions of this Agreement and Employee or Employer, as the case may be, hereby consents that such restraining order or injunction may be granted without the necessity of the other party posting any bond. Each of the parties hereto agrees that such arbitration shall be conducted by a single arbitrator selected in accordance with the Rules; provided that such arbitrator shall be experienced in deciding cases concerning the matter which is the subject of the dispute. Each of the parties agrees that the award shall be made in writing no more than 30 days following the end of the proceeding. Any award rendered by the arbitrator, as well as the arbitrator’s determination of which party or parties and in what amount(s) the costs and fees of the arbitrator shall be borne, shall be final and binding and judgment may be entered on it in any court of competent jurisdiction. Each of the parties hereto agrees to treat as confidential the results of any arbitration (including, without limitation, any findings of fact and/or law made by the arbitrator) and not to disclose such results to any unauthorized person.
     6.7 This Agreement shall be binding upon and inure to the benefit of Employer, its successors in interest, or any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business assets of Employer by any means, whether indirectly or directly, and whether by purchase, merger, consolidation, or otherwise. No such assignment shall relieve Employer or Employee of any of its obligations under this Agreement.

Employee’s rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred by Employee, whether by operation of law or otherwise, without the prior written consent of Employer, other than in the case of death or permanent disability of Employee.
     6.8 This Agreement replaces and merges any previous agreements and discussions pertaining to the subject matter covered herein. This Agreement constitutes the entire agreement of the parties with regard to the terms of Employee’s employment, termination of employment and severance benefits, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect to such matters. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to the foregoing matters which is not embodied herein, and no agreement, statement, or promise relating to the employment of Employee by Employer that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby.
     6.9 The provisions of this Agreement will be administered, interpreted and construed in a manner intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations issued thereunder or any exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted, or construed). If the Employer determines in good faith that any amounts to be paid to Employee under this Agreement are subject to Section 409A of the Code, then the Employer may, to the extent necessary, adjust the form and/or the timing of such payments as determined to be necessary or advisable to be in compliance with Section 409A. If any payment must be delayed to comply with Section 409A, then the deferred payment will be paid at the earliest practicable date permitted by Section 409A. Notwithstanding any provision of this agreement to the contrary, Employee acknowledges and agrees that the Employer shall not be liable for, and nothing provided or contained in this agreement will be construed to obligate or cause the Employer to be liable for, any tax, interest or penalties imposed on Employee related to or arising with respect to any violation of Section 409A.
[Signature page follows.]

     IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement in multiple originals to be effective on the Effective Date.

FEDERAL SIGNAL CORPORATION.
By:
	Name:	Jennifer L. Sherman
	Title:	General Counsel

EMPLOYEE

Manfred Rietsch

EXHIBIT A
LIST OF PRIOR WORK PRODUCT

IDENTIFYING NO.
TITLE	DATE OF CREATION	OR BRIEF DESCRIPTION